Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

FUNDING AGREEMENT
This Funding Agreement (this “Agreement”) is entered into as of June 2, 2019 (the “Effective Date”), between Brickell Biotech, Inc., a Delaware corporation with a principal place of business at 5777 Central Avenue, Suite 102, Boulder, Colorado 80301 (“Company”) and NovaQuest Co-Investment Fund X, L.P., a Delaware limited partnership,with a place of business at 4208 Six Forks Road, Suite 920 Raleigh, NC 27609 (“NovaQuest”). Company and NovaQuest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”
INTRODUCTION
A.    Company is dedicated to the research, development, and commercialization of products for the treatment of human diseases, disorders, and conditions.
B.    Company currently has certain pharmaceutical products under development and desires to enter into an agreement to receive funding to develop and commercialize the Product (as defined below).
C.    NovaQuest and Company desire for NovaQuest to provide funding for Company’s development of the Product (as defined below) up to the maximum amount specified herein and for Company to make certain payments to NovaQuest as set forth herein, all subject to the terms and conditions of this Agreement.
D.    As a condition to Closing and as a material inducement for NovaQuest’s entry into this Agreement, NovaQuest and Company will enter into a security agreement pursuant to which Company will grant to NovaQuest a first priority security interest in the Product Assets and the proceeds thereof in the form and substance as set forth on Exhibit A (the “Security Agreement”).
E.     As a condition to Closing and as a material inducement for NovaQuest’s entry into this Agreement, Company will cause Vical to execute and deliver a warrant in the form and substance as set forth on Exhibit B (the “Warrant Agreement”).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS
1.1    When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, exhibits and schedules hereto, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular and include all participles of each such term, as applicable.

“AAA” has the meaning set forth in Section 11.2(b).
“AAA Rules” has the meaning set forth in Section 11.2(b).
“Act” shall mean, collectively, the United States Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto, and all regulations promulgated thereunder and any successor laws.
“Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with, such entity, but only for so long as such control exists. For the purposes of this definition, “controlling,” “controlled,” and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of an entity, including through ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity’s managing authority).
“Agreement” has the meaning set forth in the preamble hereto.
“Anticipated Closing Date” has the meaning set forth in Section 3.1(c)(i).
“Applicable Law” means any applicable law, rule, or regulation of any Governmental Authority, or judgment, order, writ, decree, permit, or license of any Governmental Authority.
“Arbitration” has the meaning set forth in Section 11.2(b).
“Arbitrator” has the meaning set forth in Section 11.2(c).
“Business Day” means any day other than Saturday, Sunday, or any day on which banking institutions located in the State of New York are permitted or obligated by law to close.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” means the date on which the Closing actually occurs.
“Commercially Reasonable Efforts” means, with respect to the Product, (i) before receipt of U.S. Approval, the level of effort and resources commonly dedicated in the pharmaceutical industry by a Permitted Company to the development of a product of similar commercial potential at a similar stage in its lifecycle to the Product, taking into account the CRE Considerations and (ii) after receipt of U.S. Approval, the level of effort and resources commonly dedicated in the pharmaceutical industry by a Permitted Company to manufacturing and commercialization of a product of similar commercial potential as determined on a market-by-market basis, taking into account the CRE Considerations but without regard to the particular circumstances of Company or any other Responsible Party, any other product opportunities of Company or any other Responsible Party, or any payments due to NovaQuest. Without limiting or derogating from the generality of the foregoing, Commercially Reasonable Efforts requires Company and each other Responsible Party to, as applicable: (a) timely assign responsibility for all Development and Commercialization activities to specific employees who are held accountable for progress; (b) monitor the progress of such employees on an on-going basis; (c) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development (including in accordance with the Development Plan) and Commercialization activities; (d) consistently make and implement decisions and allocate and spend sufficient resources designed to advance progress with respect to such objectives and timelines; (e) employ compensation systems for its sales representatives and other employees and agents that are not materially less favorable than the compensation systems that Company and its Affiliates apply to their other comparable development and commercialization programs, in order to reasonably incentivize such sales representatives and other employees and agents to achieve such objectives and timelines; and (f) use reasonable care in (A) selecting any Third Party to whom it may grant any rights (by license or otherwise) to Develop or Commercialize the Product and (B) negotiating and enforcing the terms of any agreement entered into with respect thereto. “Commercially Reasonable” shall have a corresponding meaning.
“Commercialize” or “Commercialization” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell, or selling the Product, including commercial manufacturing activities.
“Company” has the meaning set forth in the preamble hereto.
“Competing Product” means any anticholinergic for the topical treatment of axillary hyperhidrosis.
“Confidential Information” has the meaning set forth in Section 6.1.
“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization, or importation of the subject matter in question by an unlicensed entity would infringe a claim of a Patent.
“CRE Considerations” means issues, considerations, and matters relating to safety, efficacy, the regulatory environment, and other relevant scientific and technical factors, all without regard to any payments owed to NovaQuest.
“Develop” or “Developing” means engaging in manufacturing, preclinical, clinical, or other research and development activities (including manufacturing activities related thereto) directed towards obtaining U.S. Approval. “Development” means the process of Developing.
“Development Budget” means the budget included in the Development Plan for the performance of the Development Plan setting forth the estimated expenses associated with Developing the Product, as amended from time to time in accordance with the terms of this Agreement.
“Development Invoice” means, with respect to a particular Fiscal Quarter during the Product Funding Period, an invoice that sets forth: (i) the Development Payment invoiced to NovaQuest for such Fiscal Quarter; (ii) Company’s reasonable and good faith estimate of anticipated expenses to carry out the Product Development Activities for such Fiscal Quarter; (iii) the Eligible Expenses for the preceding Fiscal Quarter; and (iv) a calculation made in accordance with the requirements set forth in Section 3.1(c) to support the Development Payment invoiced to NovaQuest for such Fiscal Quarter.
“Development Obligations” has the meaning set forth in Section 3.2(a)(i).

“Development Payment” has the meaning set forth in Section 3.1(a).
“Development Plan” means the plan attached hereto as Exhibit C, setting forth, in reasonable detail, the Product Development Activities, as amended from time to time in accordance with the terms of this Agreement.
“Dispute” has the meaning set forth in Section 11.2(a).
“Dispute Notice” has the meaning set forth in Section 11.2(a).
“Effective Date” has the meaning set forth in the preamble hereto.
“Eligible Expenses” means the reasonable and documented expenses actually incurred by Company on or after the Effective Date solely in connection with the Product Development Activities during the Product Funding Period.
“Encumbrance” means any lien, charge, security interest, mortgage, option, privilege, pledge, right of first refusal, hypothecation, adverse ownership interest, charge, trust or deemed trust (whether contractual, statutory, or otherwise arising), or any other encumbrance, or similar right, or claim of any other Person of any kind whatsoever whether choate or inchoate. “Encumber” means to impose, suffer, or otherwise create any Encumbrance.
“Excluded Taxes” means federal withholding Taxes imposed by the U.S. federal government pursuant to the U.S. Internal Revenue Code of 1986, as amended, on amounts payable to or for the account of NovaQuest.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“First Commercial Sale” means the first commercial sale of the Product by a Responsible Party in the Territory in exchange for cash, or another form of consideration to which value can be ascribed and ascertained, that falls within the meaning of Net Sales herein.
“Fiscal Quarter” means each of the following three (3) month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.
“Fiscal Year” means the twelve (12) month period from January 1 through December 31.
“GAAP” means U.S. generally accepted accounting principles, as in effect on the date or for the period with respect to which such standards are applied.
“Governmental Authority” means any national, supra-national (e.g., the European Commission or the Council of the European Union), federal, state, local, or foreign court or governmental agency, authority, instrumentality, regulatory body, department, bureau, political subdivision, or other governmental entity (including the FDA) or any arbitrational tribunal, in each case of a competent jurisdiction, including any such authority that is responsible for issuing approvals, licenses, registrations, or authorizations necessary for the manufacture, import, sale, pricing, and/or use of the Product for human therapeutic use in any applicable regulatory jurisdiction.

“Hercules” means Hercules Technology Growth Capital, Inc.
“Hercules Loan” means that certain Loan and Security Agreement entered into by Company and Hercules, dated as of February 18, 2016 and as amended from time to time, including pursuant to that certain First Amendment to Loan and Security Agreement dated as of December 14, 2017, that certain Second Amendment to Loan and Security Agreement dated as of March 30, 2018 and that certain Third Amendment to Loan and Security Agreement dated as of July 30, 2018.
“Indemnified Party” has the meaning set forth in Section 10.2(a).
“Indemnifying Party” has the meaning set forth in Section 10.2(a).
“Investment Schedule” means the anticipated schedule of Development Payments, listed on a Fiscal Quarter-by-Fiscal Quarter basis on Exhibit D.
“Joint Steering Committee” has the meaning set forth in Section 5.3(a).
“JSC Member” has the meaning set forth in Section 5.3(b).
“Liabilities” means any and all indebtedness, liabilities, and obligations, whether accrued, fixed, or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any law or judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment, or undertaking.
“License” means a grant of any rights in, to, or under any Product IP Rights or Regulatory Approvals associated with or Covering the Product in the Territory, including a grant of rights to market, sell, distribute, or otherwise Commercialize the Product in the Territory; provided, however, that none of the following, alone, shall constitute a “License” within the meaning hereof: (i) any implied license granted to a Person by virtue of a sale of a product to such Person or by virtue of any service performed by such Person at the request of another Person; or (ii) any license granted to any Person in connection with such Person’s performance of contract research services or contract manufacturing services.
“Licensee” means a Third Party or an Affiliate of Company that is granted a License, regardless of whether such License is granted by Company, an Affiliate of Company, or another Licensee.
“Loss” has the meaning set forth in Section 10.1.
“Material Adverse Effect” means any of the following: (a) a material adverse effect on the validity or enforceability of this Agreement; (b) a material adverse effect on the ability of Company or any other Responsible Party to perform any of Company’s material obligations under this Agreement; (c) a material adverse effect on Development or Commercialization; (d) the inability of Company to make a payment required by this Agreement, or (e) a material adverse effect on the sales or potential sales of the Product; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would reasonably be expected to occur pursuant to any of clause (a), (b), or (c) of this definition, any change, event, circumstance, or occurrence solely attributable to an Uncured NovaQuest Funding Breach shall be disregarded.

“Material Adverse Event” means any of the following: (a) any Governmental Authority has imposed, or communicated its intent to, impose a suspension, clinical hold, or other adverse regulatory action regarding the Development Plan or the Product where such action has had or would reasonably be expected to have a Material Adverse Effect; (b) Company or any other Responsible Party terminates a material clinical study involving the Product; (c) the occurrence of any event that would reasonably be expected to result in at least a [***]-month delay of either (i) a Responsible Party’s receipt of U.S. Approval for the Product by the Target U.S. Approval Date or (ii) the anticipated date of First Commercial Sale set forth in the Development Plan; (d) the occurrence of any of the events set forth in subsections (a), (b), or (c) of the definition of “Technical Failure”; (e) Company materially amends the Phase III Study Protocol without the prior written consent of NovaQuest, which consent may not be unreasonably withheld; (f) either (i) [***] or (ii) any [***] members of Company’s senior executives (other than [***]) cease to provide the same or substantially similar services to Company as of the Effective Date through the end of the Product Funding Period for any reason, provided, however, that (x) if [***]’s cessation of services is a result of either his disability that substantially adversely affects his ability to work or his death, then such cessation of services shall not be deemed a Material Adverse Event and (y) if the Company hires a replacement for [***], or such [***] other senior executives, as applicable, within [***] calendar days after such individual(s)’ employment with the Company terminates, or as otherwise agreed to with NovaQuest, and such replacement(s) are reasonably acceptable to NovaQuest, then such cessation of services shall not be deemed a Material Adverse Event; or (g) the existence or occurrence of a Material Adverse Effect.
“Material Contract” means (a) any agreement related to the Development, marketing, promotion, manufacture, Commercialization, or distribution of the Product or (b) any other agreement for which breach, non-performance, or failure to renew by Company could reasonably be expected to result in a Material Adverse Event.
“Milestone Date” means the date on which a Responsible Party receives U.S. Approval. For the sake of clarity, the Milestone Date shall occur only once.
“Milestone Installment Payments” means installments of the Milestone Payment Obligation pursuant to Section 4.1(a).
“Milestone Payment Obligation” means Thirty-Seven Million, Five Hundred Thousand Dollars ($37,500,000).
“NDA” means a new drug application (as defined in Title 21 of the U.S. Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking approval to introduce, distribute, sell, or market a drug product for human therapeutic use in the U.S. (including a new drug application submitted under Section 505(b)(2) of the Act).
“Net Sales” means the gross amount invoiced by Company, its Affiliates, and any Licensees, to Third Parties for sales or other dispositions of the Product in the Territory, less the sum of the following items to the extent such deductions are commercially reasonable and directly and solely related to the sale of the Product in the Territory:
(a)    Trade, quantity, and cash discounts or rebates, credits or refunds allowed and actually taken or accrued for sales of the Product;

(b)    Discounts, refunds, rebates (including wholesaler inventory management fees), credits, cost of samples and free goods, returns, chargebacks, and retroactive price adjustments actually taken or accrued for sales of the Product, which effectively reduce the net selling price;
(c)    Price reductions, chargebacks or rebates, retroactive or otherwise, imposed by or negotiated with any Governmental Authority in a jurisdiction with regard to sales of the Product in such jurisdiction;
(d)    Transportation, importation, shipping, insurance, and other handling expenses directly chargeable to sales of the Product, but only to the extent set forth separately in the invoice, and in no event shall a reduction under this clause (d) exceed [***] of the applicable Fiscal Quarter gross amount invoiced for sales of the Product;
(e)    Taxes imposed on the production, sale, or delivery of the Product in a jurisdiction, including sales, use, excise, turnover, inventory, or value added Taxes (but excluding income Taxes and similar Taxes), but only to the extent set forth separately in the applicable invoices; and
(f)    Bad debts, but in no event shall a reduction under this clause (f) exceed [***] of the applicable Fiscal Quarter gross amount invoiced for sales of the Product; provided that the amount of any bad debts deducted pursuant to this exception and actually collected in a subsequent Fiscal Quarter shall be included in Net Sales for such subsequent Fiscal Quarter.
Net Sales shall not include sales or other dispositions of the Product by Company, an Affiliate thereof, or a Licensee to Company, an Affiliate thereof, or a Licensee for purposes of resale thereby; provided, however, that such Person’s commercial resale of such Product shall be counted in determining Net Sales subject to Revenue Share Payments pursuant to this Agreement. Further, use, supply or donation of the Product by Company, its Affiliates or any Licensee for no profit (i) in connection with patient assistance programs, (ii) for charitable or promotional purposes, (iii) for preclinical, clinical, regulatory or governmental purposes, or compassionate use or other similar programs, or (iv) for tests or studies reasonably necessary to comply with any Applicable Law, or request by a Governmental Authority shall not, in each case, be deemed sales of such Product for purposes of this definition of “Net Sales.”
With respect to any sale of the Product for consideration other than monetary consideration on arm’s length terms, which non-monetary or non-arm’s length consideration has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary or non-arm’s length consideration, for purposes of calculating the Net Sales under this Agreement, the Product in such sale shall be deemed to be sold for cash exclusively and at the average Net Sales price charged to Third Parties for cash sales in arm’s length transactions during the applicable reporting period (or if there were only de minimus cash sales, then at the fair market value as determined by comparable markets).
Any recovery, damages, or amounts in settlement received by any Responsible Party with respect to the alleged, actual, or potential infringement of the Product IP Rights in the Territory or any settlement agreement entered into with respect thereto shall be deemed to be Net Sales.
Net Sales shall be determined from the books and records of Company, its Affiliates, and Licensees, as applicable, maintained in accordance with GAAP as regularly and consistently employed by Company, its Affiliates, and Licensees, as applicable.

“Non-Technical Termination Payment” means a payment to NovaQuest in an amount equal to Twenty-Five Million Dollars ($25,000,000), plus [***].
“NovaQuest Indemnitees” has the meaning set forth in Section 10.1.
“NovaQuest” has the meaning set forth in the preamble hereto.
“Party” has the meaning set forth in the preamble hereto.
“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates, and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part, and divisions) and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.
“Payment Report” has the meaning set forth in Section 4.1(c).
“Permitted Company” means a pharmaceutical and/or biologics company with either (a) global annual revenue for its most recently completed Fiscal Year that is equal to or greater than [***], based on most recent data collected or compiled by Evaluate Pharma (or a similar company to the extent Evaluate Pharma’s data is not available) or (b) a market capitalization that is equal to or greater than [***].
“Person” means any natural person, corporation, trust, joint venture, association, unincorporated organization, cooperative, company, partnership, trust, limited liability company, government (domestic or foreign), and any agency or instrumentality thereof, or any other entity recognized by law.
“Phase III Studies” means the human clinical trials of the Product described in the Development Plan that are designed to ascertain efficacy and safety of the Product, for the purpose of enabling the preparation and submission of a NDA or a foreign equivalent thereof in the Territory.
“Phase III Study Protocol” means that certain protocol for the Phase III Studies attached hereto as Exhibit E.
“Post-Phase III Termination Payment” means a payment to NovaQuest in an amount equal to Twenty-Five Million Dollars ($25,000,000), plus [***].
“Prime Rate” has the meaning set forth in Section 4.4.
“Prior-Quarter Development Payment Excess” means, for a particular Fiscal Quarter, an amount equal to the difference of (a) the Scheduled Payment for the immediately preceding Fiscal Quarter minus (b) [***] of the Eligible Expenses actually incurred for such immediately preceding Fiscal Quarter. If the foregoing calculation results in a number that is less than zero (0), then the Prior-Quarter Development Payment Excess shall be deemed to be zero (0).
“Product” means any product that contains Sofpironium Bromide.
“Product Assets” means all assets (i) of the Company and any of Company’s Affiliates that are engaged in the Development or Commercialization of the Product in the Territory or (ii) of a

Licensee, excluding, for the purpose of clause (ii), assets owned or controlled by such Licensee prior to the date on which it is granted a License, that are, in the case of clause (i) and clause (ii), material to, or reasonably necessary for, the Commercialization or Development of the Product in the Territory, including, for the avoidance of doubt, the following assets: Product IP Rights, Product IP Agreements, all Regulatory Filings, product packaging, product inserts, product labels, Regulatory Approval applications, Regulatory Approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, pharmacology and biology data, Material Contracts, and inventory.
“Product Development Activities” means all activities conducted by or on behalf of Company or any other Responsible Party, including efforts undertaken, services performed, and goods purchased, in connection with the Development of the Product, in each case that are included in the Development Plan.
“Product Funding Period” means, with respect to the Program, the period commencing on the Closing Date and ending on the earliest to occur of (a) the last day of the Fiscal Quarter in which the Total Funding Commitment is met; (b) U.S. Approval; (c) termination of the Program; or (d) [***].
“Product IP Agreement” means any contract pursuant to which a Responsible Party has been granted, assigned or otherwise conveyed any right, title or interest in or to any Product IP Rights by a Third Party.
“Product IP Rights” means all intellectual property relating to the Product owned or licensed (i) by the Company or by any of Company’s Affiliates that are engaged in the Development or Commercialization of the Product in the Territory or (ii) by a Licensee, excluding, for the purpose of clause (ii), intellectual property rights owned or controlled by such Licensee prior to the date on which it is granted a License, that are, in the case of clause (i) and clause (ii), reasonably necessary for the Commercialization or Development of the Product in the Territory, including, for the avoidance of doubt, the following intellectual property: (a) the Product Know-How; (b) all Patents Covering the Product (including, without limitation, its composition, formulation, delivery, manufacture, or use); (c) all trademarks, service marks, trade names, and works protectable under copyright laws, relating to the Product; and (d) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); provided, that trademarks, service marks, and trade names that relate generally to the Company or the Company's Affiliates, and not to the Product, shall not be included in clauses (c) or (d) of this definition.
“Product Know-How” means, with respect to the Product, all conceptions, ideas, reductions-to-practice, innovations, inventions, trade secrets, technology, processes, practices, formulae, instructions, procedures, assembly procedures, results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data, including study designs and protocols), machines, equipment, compositions of matter, compounds, formulations, genetic material, improvements, enhancements, modifications, technological developments, know-how, methods, treatments, techniques, systems, designs, artwork, drawings, plans, specifications, documentation, data and information, customer lists, lists and identities of key opinion leaders in each case whether or not confidential, proprietary, patentable, copyrightable, or susceptible to any other form of legal protection, in written, electronic or any other form.

“Program” means Developing the Product in compliance in all respects with the Development Plan and the Development Budget and in a manner that ensures that a Responsible Party is reasonably likely to receive U.S. Approval on or before the Target U.S. Approval Date.
“Quarterly Report” means a report submitted by Company to NovaQuest in accordance with the provisions of Section 3.1(b), in the form and substance as set forth on Exhibit F and that contains the following information with respect to the applicable Fiscal Quarter: (a) a reasonably detailed clinical update, regulatory update, and commercial update regarding the Product; (b) a reasonably detailed summary of any legal action brought by Company during the most recently completed Fiscal Quarter against a Third Party for such Third Party’s infringement of any Patents Covering the Product; (c) a complete, accurate and detailed list of all Eligible Expenses incurred during the most recently completed Fiscal Quarter and a comparison of such Eligible Expenses to the Development Budget, and any applicable Quarterly Invoice for such recently completed Fiscal Quarter; and (d) Company’s reasonable and good faith estimate of the anticipated expenses to carry out the Product Development Activities for the current Fiscal Quarter and for each subsequent Fiscal Quarter of the Program. All amounts in each Quarterly Report shall be denominated in U.S. Dollars.
“Recordkeeping Period” has the meaning set forth in Section 5.2(a).
“Regulatory Approval” means, with respect to the Product, in respect of a particular jurisdiction, all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations, or authorizations of any Governmental Authority that are necessary for the manufacture, distribution, use, sale, marketing, or other Commercialization of the Product for human therapeutics purposes in such jurisdiction.
“Regulatory Filing” means any applications, filings, or submission required by or provided to a Governmental Authority relating to the Development, manufacture, Commercialization, pricing, or other exploitation of the Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing, including an NDA, drug master filing, clinical trial application, and any counterparts or equivalents of any of the foregoing.
“Report Update” has the meaning set forth in Section 3.3(d).
“Responsible Party” means (a) each of Company and its Affiliates and (b) each Licensee.
“Resumption Notice” has the meaning set forth in Section 3.3(d).
“Revenue Share Payment” has the meaning set forth in Section 4.1(b).
“Revenue Share Rate” has the meaning set forth in Section 4.1(b).
“Scheduled Payment” means, for a particular Fiscal Quarter, the Development Payment set forth in the Investment Schedule for such Fiscal Quarter.
“Security Agreement” has the meaning set forth in the Introduction hereto.

“Senior Officer” means (a) in the case of NovaQuest, its managing partner and (b) in the case of Company, its chief executive officer.
“Sofpironium Bromide” means that certain molecule that is more particularly described in Exhibit G.
“Successful Completion” means, with respect to the Phase III Studies, the achievement of any primary clinical endpoint identified in Phase III Study Protocol.
“Target U.S. Approval Date” means June 30, 2022.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, or withholding of any nature and whatever called (including interest and penalties thereon) by any Governmental Authority, on whomever and wherever imposed, levied, collected, withheld, or assessed.
“Technical Failure” means any of the following:
(a)    a reasonable and good faith determination by Company that the Product presents risk of death, a life-threatening condition, or a serious safety or health concern to patients such that, based on then-available data, no Responsible Party can ethically and in good faith administer the Product to patients;
(b)     the Product fails to achieve each of the primary endpoints for the Phase III Studies conducted in compliance with Phase III Study Protocol (as may be amended in accordance with this Agreement), as reviewed by FDA, such that the Product is not reasonably likely to receive U.S. Approval; or
(c)    Company receives either (i) a final unconditional non-approval letter from the FDA with respect to the Product or (ii) an equivalent notice from the European Medicines Agency that, in either the case of (i) or (ii), renders the receipt of U.S. Approval not reasonably likely.
For the avoidance of doubt, if any of the foregoing (a) through (c) of this definition is caused in whole or in part by the gross negligence or willful misconduct by a Responsible Party, then a “Technical Failure” shall be deemed not to have occurred.
“Technical Failure Termination Notice” has the meaning set forth in Section 3.3(a).
“Term” has the meaning set forth in Section 9.1.
“Territory” means worldwide, but not the following countries: Japan, China (including Hong Kong), South Korea, Taiwan, Malaysia, Cambodia, Singapore, Thailand, Indonesia, or Vietnam. “Territory” also does not include any country in which Regulatory Approval is obtained without use of, or reference to, any data obtained in the Phase III Studies.
“Third Party” means any Person, including a Governmental Authority, other than Company, NovaQuest, and each of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 10.1.

“Total Funding Commitment” means Twenty-Five Million Dollars ($25,000,000).
“Uncured NovaQuest Funding Breach” means NovaQuest’s breach of its obligation to pay any Development Payment in accordance with this Agreement and NovaQuest’s subsequent failure to cure such breach within sixty (60) calendar days after receiving written notice of such breach from Company.
“United States” or “U.S.” means the United States of America, including its territories and possessions.
“U.S. Approval” means the receipt of Regulatory Approval in the United States from the FDA.
“Vical Transaction” means that certain transaction pursuant to which Merger Sub merges with and into Company pursuant to the Vical Merger Agreement.
“Vical Merger Agreement” means, (i) that certain Agreement and Plan of Merger and Reorganization by and among Vical Incorporated, a Delaware corporation (“Vical”), Victory Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Vical (“Merger Sub”), and Company, dated as of June 2, 2019.
“Warrant Agreement” has the meaning set forth in the Introduction hereto.
ARTICLE II

SCOPE OF AGREEMENT
2.1    General Agreement. Subject to the terms and conditions hereof, and provided that Company is Developing the Product in accordance with this Agreement (including, for the avoidance of doubt, in accordance with the Development Plan and the Development Budget), NovaQuest shall make the payments as set forth in Section 3.1 up to an aggregate maximum amount equal to the Total Funding Commitment in exchange for the right to receive payments from Company as set forth in, and subject to, ARTICLE IV.
2.2    Limitations. Company accepts, acknowledges, and agrees that NovaQuest is agreeing, on the terms and conditions set forth in this Agreement, only to satisfy the funding obligations set forth in Section 3.1 and its other obligations expressly set forth herein and is not assuming any Liability of Company, of whatever nature, whether presently in existence or arising or asserted hereafter.
2.3    Closing. The effectiveness of the transactions contemplated by this Agreement (the “Closing”) will occur immediately following the closing of the Vical Transaction, subject to the satisfaction of the conditions set forth in Section 2.4. For clarity, NovaQuest will have no obligations to fund any Development Payments until the Closing Date, and Company shall have no obligations under ARTICLE IV until the Closing Date.

2.4    Effectiveness Conditions.
(a)    Company Effectiveness Conditions. Company’s obligation to consummate the transactions under this Agreement as contemplated shall be subject to the satisfaction or waiver by Company of the following conditions:
(i)    NovaQuest shall have delivered a certificate, executed by an authorized officer of NovaQuest, certifying that the representations and warranties set forth in Section 7.2 are true and correct in all material respects as of the Closing Date (except with respect to representations and warranties qualified by the term “material,” which representations and warranties shall be true and correct in all respects as of the Closing Date);
(ii)    NovaQuest shall have executed and delivered the Security Agreement; and
(iii)    The “Closing” of the Vical Transaction (as defined in Section 1.3 of the Vical Merger Agreement) shall have occurred.
(b)    NovaQuest Effectiveness Conditions. NovaQuest’s obligation to consummate the transactions under this Agreement as contemplated at Closing shall be subject to the satisfaction or waiver by NovaQuest of the following conditions:
(i)    Company shall have delivered a certificate, executed by an authorized officer of Company, certifying that (A) the representations and warranties set forth in Section 7.1 are true and correct in all respects as of the Closing Date except, in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (both as defined in the Vical Merger Agreement and taken together, as a whole) (without giving effect to any Material Adverse Effect or other materiality qualifiers therein) and (B) Company has complied in all material respects with the covenants set forth in Section 8.5;
(ii)    Company shall have executed and delivered the Security Agreement;
(iii)    Company shall have delivered a duly executed payoff letter in a form and substance reasonably acceptable to NovaQuest (“Payoff Letter”) setting forth the payoff amount and a per diem amount, and which confirms that upon repayment in full of all outstanding amounts under the Hercules Loan, all commitments under the Hercules Loan will be terminated and all Encumbrances upon any of the property of the Company constituting collateral under the Hercules Loan will be released;
(iv)    Company shall have caused Vical to execute and deliver the Warrant Agreement to become effective at the Closing Date.
(v)    The “Closing” (as defined in Section 1.3 of the Vical Merger Agreement) of the Vical Transaction shall have occurred in accordance with the terms thereof; and
(vi)    Company shall have delivered a copy of its bank statements and a closing certificate, executed by an authorized officer of the Company and certifying that (A) the bank statement copy delivered to NovaQuest is true, complete, and correct and (B) the Parent Net Cash (as defined in the Vical Merger Agreement) is at least [***].

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION
3.1    Product Development Funding.
(a)    General Commitments. For each Fiscal Quarter during the Product Funding Period in which Company submits a Development Invoice and a Quarterly Report to NovaQuest, NovaQuest shall, subject to the Total Funding Commitment and the other terms of this Agreement, advance funds to Company as invoiced for up to [***] of the expenses to carry out the Product Development Activities for each such Fiscal Quarter (each such payment a “Development Payment”). Company shall use Development Payments solely to fund Product Development Activities.
(b)    Quarterly Reports. Beginning with the first Fiscal Quarter that commences after the Effective Date and for each subsequent Fiscal Quarter during the Product Funding Period, Company shall submit a complete and correct Quarterly Report to NovaQuest within ten (10) Business Days following the first Business Day of each such Fiscal Quarter.
(c)    Development Invoices and Development Payments.
(i)    Company shall provide NovaQuest with at least fifteen (15) Business Days’ prior written notice of the date on which the Closing is reasonably anticipated to occur (such date, the “Anticipated Closing Date”). On the later of (A) the Anticipated Closing Date or (B) the Closing Date, NovaQuest shall pay Company a Development Payment equal to the Scheduled Payment for the period from the Closing Date through the end of the Fiscal Quarter in which the Closing Date occurs, which, for the avoidance of doubt, is the Scheduled Payment shown in the column titled “Q3 2019” in the Investment Schedule. Thereafter, beginning with the first Fiscal Quarter that commences after the Effective Date and for each subsequent Fiscal Quarter during the Product Funding Period, Company shall submit a complete and correct Development Invoice to NovaQuest within ten (10) Business Days following the first Business Day of each such Fiscal Quarter. The first Development Invoice shall require NovaQuest to pay Company an amount equal to the Scheduled Payment for such Fiscal Quarter. All subsequent Development Invoices shall calculate the Development Payment for a given Fiscal Quarter as follows:
Development Payment = Scheduled Payment – Prior Quarter Development Payment Excess.
(ii)    If, with respect to a particular Fiscal Quarter, NovaQuest receives a Quarterly Report within the timeframe set forth in Section 3.1(b) and a Development Invoice within the timeframe set forth in this Section 3.1(c) and such Quarterly Report and Development Invoice are complete and accurate in all material respects, then, subject to the Total Funding Commitment, NovaQuest shall pay Company a Development Payment in an amount equal to the amount set forth on the Development Invoice for such Fiscal Quarter within thirty (30) Business Days following NovaQuest’s receipt of the aforementioned Quarterly Report and Development Invoice.
(d)    Miscellaneous. Each payment under this Section 3.1 will be made in U.S. Dollars by electronic wire transfer in immediately available funds to the bank account set forth in Exhibit H or such other account designated by Company in writing. Notwithstanding anything to the contrary herein, NovaQuest’s aggregate payment obligations under this Section 3.1 shall not exceed the Total Funding Commitment.
3.2    Diligence.
(a)    Development.
(i)    Company shall, and shall ensure that each applicable Responsible Party shall (A) use Commercially Reasonable Efforts to perform all activities described in the Development Plan in accordance with the timelines set forth in the Development Plan and in compliance in all respects with the Development Budget and (B) otherwise Develop the Product in a manner that is reasonably likely to result in U.S. Approval no later than the Target U.S. Approval Date (the “Development Obligations”). Company agrees to timely and promptly pay and fund all Product Development Activities that exceed NovaQuest’s payment obligations set forth in Section 3.1.
(ii)    The Development Plan shall not be amended in any material respect without the prior written consent of NovaQuest, which consent shall be not unreasonably withheld, conditioned or delayed.
(iii)    Upon and following Successful Completion, Company shall (A) within nine (9) months after Successful Completion, prepare, complete, and submit to the FDA all Regulatory Filings necessary to obtain U.S. Approval and (B) use Commercially Reasonable Efforts to obtain U.S. Approval on or before the Target U.S. Approval Date.
(b)    Commercialization Diligence. Company shall, and shall ensure that each applicable Responsible Party shall, use Commercially Reasonable Efforts to launch, market, promote, sell, and otherwise Commercialize the Product in the United States from and after the receipt of U.S. Approval for each indication that is a subject of such U.S. Approval and in each jurisdiction in the Territory for which Regulatory Approval is received. Company shall, and shall ensure that each applicable Responsible Party shall, use Commercially Reasonable Efforts to manufacture or have manufactured the Product in sufficient quantities and of adequate quality to satisfy forecasted wholesaler and direct buyer demand in the Territory after the receipt of Regulatory Approval in any jurisdiction in the Territory.
3.3    Program Termination.
(a)    Right to Terminate for Technical Failure. Company shall not, and shall ensure that no Responsible Party shall, suspend or terminate the Program prior to U.S. Approval for any reason (even a Commercially Reasonable reason), except that (i) Company may terminate the Program in its entirety upon the occurrence of a Technical Failure and then only in accordance with this Section 3.3(a) and (ii) Company may terminate the Program in accordance with Section 3.3(b) or in accordance with Article IX termination provisions. If Company reasonably and in good faith determines that a Technical Failure may have occurred, then Company shall provide NovaQuest, within three (3) Business Days of such determination, written notice thereof and the details and evidence of such failure (a “Technical Failure Termination Notice”). The Parties (including each Party’s Senior Officer and JSC Members) shall meet in person as promptly as possible to review and discuss the purported Technical Failure and the possible termination of the Program. Company will reasonably consider NovaQuest’s feedback with respect to the purported Technical Failure and keep NovaQuest fully informed on a timely basis regarding the details of any discussions or correspondence with Third Parties regarding any termination of the Program for Technical Failure. If Company decides, after reasonably considering NovaQuest’s feedback, to terminate the Program for Technical Failure, then Company shall immediately deliver written notice of the same to NovaQuest. Company shall not delay its decision to terminate the Program for Technical Failure to obtain additional payments from NovaQuest under Section 3.1.
(b)    Post-Phase III Termination. If, after the completion of the Phase III Studies, the FDA requires, as a condition of receiving its Regulatory Approval, an additional study or additional Development work beyond that which is contained in the Development Plan that would, in the reasonable determination of Company, be reasonably expected to either (i) take Company, using Commercially Reasonable Efforts, longer than [***]months to complete or (ii) cost, in the aggregate, more than [***], then Company may terminate the Program by providing to NovaQuest: (A) written notice of such termination; (B) a true and complete copy of FDA correspondence relating to the additional Development requirements; and (C) the Post-Phase III Termination Payment. Company shall not be permitted to effect a termination of the Program pursuant to this Section 3.3(b) unless it provides NovaQuest with the items described in (A), (B), and (C) of this Section 3.3(b) within thirty (30) Business Days of Company’s receipt of notice from the FDA of the additional Development requirements.
(c)    Non-Technical Termination. Company shall become obligated to pay NovaQuest the Non-Technical Termination Payment if either of the following events occur:
(i)    a Responsible Party terminates the Program in any material respect for any reason other than (A) Technical Failure pursuant to Section 3.3(a), or (B) pursuant to Section 3.3(b); or
(ii)    the Responsible Parties fail, for three (3) consecutive months or longer, to actively and materially engage in the Development of the Product in a manner that is reasonably likely to result in U.S. Approval on or before the Target U.S. Approval Date; provided, however, that such failure by the Responsible Parties is not a direct result of an Uncured NovaQuest Funding Breach.
For the avoidance of doubt, NovaQuest’s exercise of its rights under Section 3.3(e) does not, and will not, constitute an Uncured NovaQuest Funding Breach.
(d)    Consequences of Program Termination. If Company terminates the Program for any reason, then (in addition to any other applicable terms and provisions of this Section 3.3):
(i)    Company’s obligations set forth in Section 3.2 of this Agreement shall terminate;
(ii)    NovaQuest’s obligations under this Agreement to make any additional Development Payments will terminate immediately;
(iii)    Company shall refund to NovaQuest any unspent or uncommitted portion of any Development Payment paid by NovaQuest within ten (10) Business Days of the termination of the Program;

(iv)    Company shall remain obligated to make payments to NovaQuest pursuant and subject to ARTICLE IV, with any Post-Phase III Termination Payment or Non-Technical Termination Payment paid to NovaQuest to be credited against Company’s future payment obligations under ARTICLE IV; and
(v)    if Company or any other Responsible Party subsequently resumes conduct of the Program (or is be deemed to have resumed conduct of the Program as set forth below), then Company shall provide NovaQuest with (A) prompt written notice thereof (but in any event within thirty (30) Business Days of such resumption) (a “Resumption Notice”) and (B) as promptly as practicable thereafter, a complete and accurate report summarizing the information that is new or material to the Program as of the date such report is provided (the “Report Update”). Within thirty (30) Business Days of Company providing the Report Update to NovaQuest, NovaQuest shall have the right (but not the obligation), upon written notice to Company, to resume making any remaining Development Payments in accordance with Section 3.1 hereof. For the purposes of this Agreement, Company will be deemed to have resumed conduct of the Program if Company or any other Responsible Party engages in any material Development or Commercialization of the Product. For the avoidance of doubt, Company’s obligations to make payments to NovaQuest pursuant and subject to ARTICLE IV shall survive termination of the Program for Technical Failure under Section 3.3(a) or otherwise pursuant to Section 3.3(b) or Section 3.3(c).
(e)    NovaQuest’s Right to Suspend Payments. Without limiting any of NovaQuest’s rights or remedies, if NovaQuest reasonably and in good faith determines that a Material Adverse Event has occurred, then, anything to the contrary in this Agreement notwithstanding, NovaQuest shall have the right, in its sole discretion, to suspend paying any further Development Payments. NovaQuest shall provide Company with written notice thereof within three (3) Business Days of such determination. NovaQuest’s obligation to pay any further Development Payments shall resume upon Company’s receipt of written notice from NovaQuest that the Material Adverse Event has been resolved or cured to NovaQuest’s reasonable satisfaction. Concurrently with any such notice, NovaQuest shall pay the Company an amount equal to the aggregate amount of Scheduled Payments that were not paid during such suspension. If NovaQuest elects to suspend its obligation to pay Development Payments and the applicable Material Adverse Event is not resolved or cured to NovaQuest’s reasonable satisfaction within twelve (12) months, then NovaQuest may, in its sole discretion, terminate its obligation to pay any further Development Payments.
ARTICLE I

PAYMENTS TO NOVAQUEST

4.1    Payments and Reports.
(a)    Milestone Payment Obligation. Company’s obligation to pay the Milestone Payment Obligation shall accrue, and be irrevocably earned by NovaQuest, on the Milestone Date, and Company shall pay the Milestone Payment Obligation in two installments as described in the remainder of this Section 4.1(a).
(i)    Company shall pay NovaQuest [***] within five (5) Business Days after the Milestone Date.
(ii)    Company shall pay NovaQuest [***] on or before the second (2nd) anniversary of the Milestone Date.
(b)    Revenue Share Payments. Commencing with the Fiscal Quarter that begins immediately following the second (2nd) anniversary of the date on which the First Commercial Sale occurs and continuing for each subsequent Fiscal Quarter during the Term, Company shall pay to NovaQuest a payment in an amount equal to the product of (i) the applicable percentage in the column labeled “Revenue Share Rate” in the table set forth below (each such percentage, a “Revenue Share Rate”) multiplied by (ii) the aggregate total of the Net Sales for such Fiscal Quarter (each such payment, a “Revenue Share Payment”). Company shall pay NovaQuest a Revenue Share Payment within forty-five (45) calendar days after the end of each Fiscal Quarter during which any Net Sales occur.

Tier	Revenue Share Rate	Net Sales Range
1	[***]	Net Sales in a Fiscal Year are less than or equal to [***].
2	[***]	Net Sales in a Fiscal Year are greater than [***] and less than or equal to [***].
3	[***]	Net Sales in a Fiscal Year are greater than [***].

Revenue Share Payments for a Fiscal Quarter are due and payable within forty-five (45) calendar days after the end of each Fiscal Quarter. Company shall submit a Payment Report simultaneously with its payment of each Revenue Share Payment.
(c)    Payment Reports. Commencing with the Fiscal Quarter during which the First Commercial Sale occurs and for each Fiscal Quarter thereafter, within forty-five (45) calendar days after the end of each such Fiscal Quarter, Company shall prepare and deliver a written report to NovaQuest showing an accurate calculation of Net Sales for such Fiscal Quarter, including the specific jurisdictions in which such Net Sales were invoiced and the deductions taken to make the calculation of each Revenue Share Payment owed for that Fiscal Quarter (such written report, a “Payment Report”). For the avoidance of doubt, Company shall provide NovaQuest with a Payment Report pursuant to this Section 4.1(c) even if no Revenue Share Payment is owed for a given Fiscal Quarter.
4.2    NovaQuest’s Account. All payments under this Agreement to NovaQuest shall be made in U.S. Dollars by wire transfer in immediately available funds to such accounts as NovaQuest designates in writing from time to time. With respect to Net Sales invoiced in a currency other than U.S. Dollars, such Net Sales will be converted into the U.S. Dollar equivalent using the conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable Fiscal Quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.
4.3    Taxes.  If any Governmental Authority requires Company to deduct or withhold any amount from, or NovaQuest to pay any present or future Tax, assessment, or other governmental charge on, any payment by Company to NovaQuest hereunder (a “Withholding Payment” ), then Company shall, in addition to paying NovaQuest the amount reduced by such Withholding Payment, simultaneously pay NovaQuest an additional amount such that NovaQuest receives the full contractual amount of the applicable payment as if no such Withholding Payment had occurred. Notwithstanding the foregoing, Company shall not be required to pay any such additional amount to NovaQuest to the extent that a Withholding Payment is attributable to Excluded Taxes.
4.4    Interest. If any payment required to be paid by Company to NovaQuest under this Agreement is not made when due, then such outstanding payment will accrue interest, beginning on the date when the payment was due, at a rate equal to [***] plus the Prime Rate, subject to any limitation under Applicable Law. Such rate will be compounded every ninety (90) calendar days, commencing on the date on which such payment was due. Payment of accrued interest will accompany payment of the outstanding payment. “Prime Rate” means the prime rate as reported in The Wall Street Journal, New York edition, on the date such payment is due.
ARTICLE V

INFORMATION RIGHTS; RECORD KEEPING; JOINT STEERING COMMITTEE
5.1    Information Rights.
(a)    In addition to Company’s other reporting and disclosure obligations contained in this Agreement, but subject to the remaining provisions of this Section 5.1(a) from and after the Closing Date, Company shall, and shall cause all other Responsible Parties to, promptly prepare and provide NovaQuest with reasonable notice and information regarding each of the following matters relating to the Product and to promptly respond to NovaQuest’s reasonable inquiries with respect thereto and promptly provide, upon NovaQuest’s reasonable request, information and documents related to each of the following matters:
(i)    general Development and commercial readiness overview and updates, including any issues regarding manufacturing of the Product;
(ii)    notification of scheduled meetings, including teleconferences, with a Governmental Authority;
(iii)    finalized briefing packages and minutes from meetings with a Governmental Authority, notifications, letters, and other communications with a Governmental Authority;
(iv)    material Regulatory Filings, including any NDA;

(v)    safety update reports provided to a Governmental Authority and any actual or anticipated issues with the supply of the Product;
(vi)    any matters arising from Patents Covering the Product and other intellectual property rights protecting the Product, including intellectual property rights owned or controlled by Third Parties, that might adversely impact the Program;
(vii)    any decision or anticipated decision to cease Developing, marketing, selling, or otherwise Commercializing the Product;
(viii)    anticipated expenses related to Development and Commercialization scale-up and budgets associated therewith;
(ix)    clinical trial protocols, statistical analysis plans, final clinical study reports, and equivalent documents from pre-clinical trials;
(x)    clinical trial enrollment, progress, and results of the Phase III Studies and general progress of the Development Plan;
(xi)    receipt of Regulatory Approval;
(xii)    the marketing, promotion, and other Commercialization activities on behalf of the Product, including forecasts of Net Sales and marketing plans; and
(xiii)    each forecast to be provided pursuant to Section 5.1(c).
Company may reasonably select the means and format of communication for delivery of such information, including via summaries, reports, and presentations made during meetings of the Joint Steering Committee; provided, however, that upon NovaQuest’s reasonable request, Company promptly shall provide complete and accurate copies of, or provide reasonable access to, any material information and documents related to the information provided by Company pursuant to this Section 5.1(a) and to the individuals responsible for generating, maintaining, or carrying out the activities relating to such information.
(b)    Promptly following database lock with respect to any human clinical trial for the Product, Company shall deliver to NovaQuest complete and correct copies of all draft tables, graphs, and data listings arising from internal analyses (including any analysis performed by any contract research organization on a Responsible Party’s behalf) of the data from such clinical trial.
(c)    Company shall, and shall ensure that each other applicable Responsible Party shall, forecast and track orders for the Product in the Territory for each Fiscal Quarter. No later than thirty (30) calendar days prior to the anticipated date of the First Commercial Sale in the Territory, Company will provide NovaQuest with a copy of Company’s good faith forecasted wholesaler and direct buyer unit demand for the Product in the Territory for the then-current Fiscal Year and will then provide such a forecast for each subsequent Fiscal Year to NovaQuest no later than thirty (30) calendar days prior to the start of each such Fiscal Year. Each such forecast shall take into account the forecasts provided by Responsible Parties. NovaQuest agrees and acknowledges, with respect to all forecasts provided under this Section 5.1(c), that (i) such forecasts shall be Company’s Confidential Information and, without limitation, NovaQuest shall not disclose, or permit the disclosure, of such forecasts in any manner that specifically identifies, or permits the specific identification of, the source of the forecasted amounts deriving therefrom; (ii) no such forecasts are intended to be predictive of actual Net Sales or other amounts and are subjective in many respects; (iii) such forecasts should not be construed as financial guidance, and should not be relied on by any Person as such; and (iv) Company will not be subject to any liability to NovaQuest, its Affiliates, or any Third Party in respect of such forecasts, including in relation to use thereof by NovaQuest or its Affiliates or any of their agents, consultants, accountants, counsel or other representatives in connection with preparing projections, forecasts, financial statements or other information or the dissemination thereof to NovaQuest’s shareholders, investors or other Persons.
5.2    Company’s Record Keeping; NovaQuest’s Audit Rights.
(a)    Records. Company shall, and shall ensure that the applicable Responsible Parties shall keep and maintain for a period of at least three (3) years from the end of any Fiscal Quarter (except as otherwise provided herein) accounts and records of all data reasonably required to verify:
(i)    any and all information required to be provided to NovaQuest under this Agreement, including pursuant to Section 5.1; and
(ii)    (A) the gross amount invoiced by any Responsible Party to Third Parties for sales of the Product in the Territory and (B) the calculations of (y) Net Sales and (z) the Revenue Share Payments.
Company’s and the Responsible Parties’ recordkeeping obligations under this Section 5.2 shall survive the termination of this Agreement until the date that is three (3) years following the last day on which a payment is due under this Agreement (the “Recordkeeping Period”).
(b)    Audit. From the Effective Date until the expiration of the Recordkeeping Period, upon prior written notice to Company, NovaQuest shall have the right to review and audit, through an independent certified public accountant selected by NovaQuest, those accounts and records of Company and the other Responsible Parties as NovaQuest determines is reasonably necessary to verify Company’s and Responsible Parties’ compliance with this Agreement. Such review and audits shall occur during normal business hours and not more than once per year. NovaQuest shall be solely responsible for all of the expenses of any such audit, unless the independent certified public accountant’s report shows, in respect of any Fiscal Year then being reviewed, an underpayment of amounts due to NovaQuest hereunder for such Fiscal Year by more than [***], in which case Company shall be responsible for the reasonable expenses incurred by NovaQuest for the independent certified public accountant’s services. If the report shows an underpayment of amounts due to NovaQuest hereunder, then Company will pay NovaQuest an amount equal to such underpayment, plus interest on such amounts in accordance with Section 4.4, within thirty (30) calendar days after receipt of notice of such underpayment and copy of the relevant portion of the audit report.
5.3    Joint Steering Committee.
(a)    Establishment. To provide periodic communication of progress against the Development Plan and Company’s Commercialization efforts, Company and NovaQuest shall form a joint steering committee (the “Joint Steering Committee”). The Joint Steering Committee shall be the primary forum for the Parties to: (i) exchange information regarding the Program and the

Product; (ii) review and comment on the Development and Commercialization of the Product; (iii) discuss potential material amendments to the Development Plan (including any potential amendment to the Development Budget) and clinical trial protocols; (iv) review clinical study reports and Commercialization plans; and (v) discuss any matters, issues, or problems relating to the foregoing. Company will reasonably consider comments from NovaQuest’s JSC Members regarding the matters described in this Section 5.3(a).
(b)    Membership. The Joint Steering Committee shall consist of two (2) senior executives of Company appointed by Company and two (2) senior executives of, or consultants to, NovaQuest appointed by NovaQuest (each member of the Joint Steering Committee, a “JSC Member”); provided, however, that any consultant appointed by NovaQuest shall execute and deliver to Company a confidentiality agreement containing confidentiality and non-disclosure obligations no less stringent than those set forth in ARTICLE VI hereof. Upon reasonable request of a Party, other representatives of such Party may attend meetings of the Joint Steering Committee. A Party may change either or both of its JSC Members at any time but shall give notice to the other Party of any such change as soon as reasonably practical.
(c)    Meetings. The Joint Steering Committee shall meet within thirty (30) calendar days after the Closing Date and then at least one time every four (4) months thereafter until the earlier of a termination of the Program or U.S. Approval. Following U.S. Approval, the Joint Steering Committee shall meet at least two (2) times each Fiscal Year, but no less than one time every six (6) months. Such meetings shall be conducted either in person at a mutually agreed upon location, or by telephone or videoconference, as the Parties agree (and if the Parties do not agree, then it shall be held by telephone on the tenth (10th) Business Day of the next Fiscal Quarter at 9:00 AM Eastern Time). Notwithstanding the foregoing, the Joint Steering Committee shall meet in person at least once per Fiscal Year. Reasonably in advance of each such meeting, Company shall deliver to NovaQuest’s JSC Members an agenda of the meeting and any background materials to be discussed. Finally, if at any time during the Term, a material development occurs regarding the Product, including any matter described in Section 5.4 below, then either Company or NovaQuest may request a special meeting of the Joint Steering Committee, and the JSC Members will use commercially reasonable efforts to convene such special meeting as quickly as practicable, but no later than ten (10) Business Days after such request.
5.4    Notice of Certain Events. Company will notify NovaQuest in writing with respect to the following matters promptly upon Company’s or a Responsible Party’s knowledge thereof (and Company shall be responsible for ensuring that each Responsible Party notifies Company of such matters upon such Responsible Party becoming aware thereof):
(a)    the occurrence of any Material Adverse Event;
(b)    any decision, material contemplation, or discussion by Company or any other Responsible Party to cease the Development or Commercialization of the Product in the Territory;
(c)    the actual or threatened revocation, withdrawal, suspension, cancellation, termination, or material modification of any approvals or authorizations, including any Regulatory Approval, from any Governmental Authority with respect to the Product;

(d)    Company’s or any other Responsible Party’s being debarred, excluded, suspended, or otherwise ineligible to participate in government health care programs;
(e)    Company’s or any other Responsible Party’s becoming a party to a settlement, consent, or similar agreement with any Governmental Authority regarding the Product;
(f)    Company’s or any other Responsible Party’s being charged with, or convicted of, violating any Applicable Law regarding the Product;
(g)    any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or any serious adverse event with respect to the Product;
(h)    any clinical trial of the Product being suspended, put on hold, or terminated prior to completion as a result of any action by the FDA or other Governmental Authority or as a result of a Responsible Party’s voluntary decision; and
(i)    the receipt by Company or any other Responsible Party of any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product.
Any notice provided pursuant to this Section 5.4 shall include a reasonably detailed description of the event giving rise to the requirement to provide such notice, along with complete and correct copies of all material documentation related thereto.
5.5    Data Room. Within two (2) Business Days after the Effective Date, Company shall deliver to NovaQuest on one or more USBs, an electronic copy of all the documents and information contained in the virtual online data room hosted on behalf of Company by VENUE in the online workspace captioned Project Sweat on the Effective Date, together with a written certification from any authorized officer of Company to verify the completeness and accuracy of all such documents so delivered.
ARTICLE VI

CONFIDENTIAL INFORMATION
6.1    Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” of a Party means the terms of this Agreement and any information or materials furnished by or on behalf of such Party or its Affiliates (the “Disclosing Party”) to another Party or its Affiliates (the “Receiving Party”) pursuant to this Agreement or learned through observation during visit(s) to any facility of the Disclosing Party or its Affiliates, in each case which information (a) is of a nature that is commonly known to be of a confidential, (b) if disclosed in tangible form, is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or (c) if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:
(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time it was disclosed to or learned by the Receiving Party hereunder;

(b)    was generally available to the public or otherwise part of the public domain at the time it was disclosed to or learned by the Receiving Party hereunder;
(c)    became generally available to the public or otherwise part of the public domain after it was disclosed to or learned by the Receiving Party hereunder, other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)    was lawfully disclosed to the Receiving Party after it was disclosed to or learned by the Receiving Party hereunder, by a Third Party that, to the Receiving Party’s knowledge, is not bound by any obligation of confidentiality with respect to such information; or
(e)    is independently developed by the Receiving Party without the benefit or use of the Confidential Information of the Disclosing Party.
6.2    Obligations. Except as authorized in this Agreement or except upon the Disclosing Party’s prior written consent, Receiving Party agrees that for the Term and for five (5) years thereafter, it will:
(a)    maintain in confidence, and not disclose to any Person or entity, the Disclosing Party’s Confidential Information;
(b)    not use the Disclosing Party’s Confidential Information for any purpose, except for performing Receiving Party’s obligations and exercising its rights and remedies under this Agreement; and
(c)    protect the Disclosing Party’s Confidential Information in its possession by using substantially the same or higher degree of care as it uses to protect its own Confidential Information (but no less than a reasonable degree of care); provided, however, that the foregoing obligations of confidentiality, non-disclosure and non-use with respect to any Confidential Information constituting a trade secret will extend for so long as any such Confidential Information remains a trade secret under Applicable Law.
Notwithstanding anything to the contrary in this Agreement, the Disclosing Party is entitled to seek injunctive relief to restrain the breach or threatened breach by the Receiving Party of this ARTICLE VI without having to prove actual damages or threatened irreparable harm or post any bond. Such injunctive relief will be in addition to any rights and remedies available to the Disclosing Party at law, in equity, and under this Agreement for such breach or threatened breach.
6.3    Permitted Disclosures.
(a)    Permitted Persons. The Receiving Party may disclose the Disclosing Party’s Confidential Information, without the Disclosing Party’s prior written permission, to:
(i)    its Affiliates and Receiving Party’s and its Affiliates’ limited partners, members, managers, directors and individuals or bodies responsible for governance of Receiving Party (including, with respect to NovaQuest, NovaQuest’s investment committee and limited partner advisory committee), employees, agents, consultants, attorneys, accountants, banks and other actual or potential financing sources, and actual or potential permitted assignees, purchasers, transferees, or successors-in-interest under Section 11.6 and, in the case of the Company, Licensees or potential

Licensees, in each case, who need to know such Confidential Information (including to provide financing to Receiving Party, to assist Receiving Party in evaluating the transactions contemplated hereby, or in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such financing or assistance)) and who are, prior to receiving such disclosure, bound by customary written contractual or professional confidentiality and non-use obligations no less stringent than those contained herein;
(ii)    other Persons who are (A) investors or potential investors (or advisors or fiduciaries (including trustees) or underwriters or placement agents to such Persons) in connection with a private placement or other equity, debt, or other investment or potential investment transaction in or with Receiving Party (including, with respect to NovaQuest, an investment or potential investment in or with a NovaQuest Affiliate to which NovaQuest has, consistent with Section 11.6, assigned or otherwise sold, transferred, pledged, or contributed its rights to receive payment under this Agreement), who need to know such Confidential Information in connection with such equity, debt, or other investment or potential investment transaction or (B) in the case of NovaQuest, potential investment targets (provided, however, that, (y) for the purpose of this Section 6.3(a)(ii), Receiving Party may disclose only Confidential Information of Disclosing Party pertinent to the investment or potential investment transaction and may make such disclosures only in anticipation, and during the period, of such investment or potential investment transaction and (z) for the purpose of clause (B) of this Section 6.3(a)(ii), NovaQuest may disclose the identity of Company, the Product that is the subject of this Agreement, and the fact that this Agreement provides for Milestone Installment Payments and Revenue Share Payments to Persons who are, prior to receiving such disclosure, bound by customary contractual or professional confidentiality and non-use obligations; and
(iii)    officers, employees, or advisors of any Governmental Authorities for the purpose of performing Product Development Activities, submitting Regulatory Filings for the Product, and obtaining Regulatory Approval.
The Receiving Party shall be responsible for any breach of this ARTICLE VI by any of the Third Parties described in this Section 6.3(a) to which it discloses Confidential Information (as if such Third Party was bound by the terms of this ARTICLE VI) and shall take all reasonably necessary measures to restrain such Third Parties from unauthorized disclosure or use of the Confidential Information.
(b)    Legally Required. The Receiving Party may disclose the Disclosing Party’s Confidential Information, without the Disclosing Party’s prior written permission, to any Person to the extent such disclosure is necessary to comply with Applicable Law, applicable stock exchange or market requirements or an order or subpoena from a court of competent jurisdiction; provided, however, that the Receiving Party, to the extent it may legally do so, shall give reasonable advance notice to the Disclosing Party of such disclosure and, at the Disclosing Party’s reasonable request and expense, the Receiving Party shall use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). However, if the Receiving Party receives a request from an authorized representative of a U.S. or foreign Tax authority for a copy of this Agreement, then the Receiving Party may provide a copy of this Agreement to such Tax authority representative without advance notice to, or the permission or cooperation of, the Disclosing Party, but the Receiving Party shall notify the Disclosing Party of the disclosure as soon as reasonably practical.

(c)    NovaQuest Consent. Notwithstanding anything to the contrary in this Section 6.3, Company shall not, and Company agrees to ensure that Responsible Parties shall not, without the prior written consent of NovaQuest, disclose to a Third Party any (i) information regarding NovaQuest’s or its Affiliates’ limited partners; (ii) financial information regarding NovaQuest or its Affiliates; or (iii) information regarding NovaQuest’s or its Affiliates’ transactions with Third Parties.
6.4    Terms of Agreement. The Parties agree that they will each treat the existence, contents and terms of this Agreement as confidential, and neither Party shall make any press release or other public disclosure that discloses or otherwise concerns this Agreement or any terms hereof, without the prior written consent of the other Party, except to the extent permitted under Section 6.3 or as otherwise permitted in accordance with this Section 6.4 or Section 6.5. Consistent with Section 6.3(b), the Parties agree to use reasonable efforts to provide the other with a copy of any filing required by a securities agency or the rules of a nationally recognized stock exchange on which the securities of the Disclosing Party are listed regarding this Agreement or its terms to review prior to filing and to consider any comments of the other Party in good faith, and to the extent either Party is required to file or disclose this Agreement with a securities agency or a nationally recognized stock exchange on which the securities of the Disclosing Party are listed, such Party shall consider in good faith the other Party’s comments with respect to confidential treatment of this Agreement’s terms and shall redact this Agreement in a manner allowed by such securities agency or nationally recognized stock exchange to protect sensitive terms, and shall be permitted to file this Agreement, as so redacted, with such securities agency or nationally recognized stock exchange. For purposes of clarity, each Party is free to discuss with Third Parties the information regarding this Agreement and the Parties’ relationship disclosed in such securities filings and any other authorized public announcements.
6.5    Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, publicly available promotional material, or other form of publicity without the prior written approval of such other Party in each instance. Notwithstanding the foregoing, the restrictions imposed by this Section 6.5 shall not prohibit a Receiving Party from making any disclosure identifying any such Person to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted); provided that the Receiving Party shall provide the Disclosing Party with prior written notice of such disclosure and an opportunity to comment on, and propose edits to, such disclosure. Further, notwithstanding the foregoing, the Parties agree that NovaQuest shall have the right to publicly disclose the existence of this Agreement as a funding agreement with Milestone Installment Payments and payments based on Net Sales, the name of Company, the name and a description of the Product, and the amount of the Total Funding Commitment.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY
7.1    Company’s Representations and Warranties. Company represents and warrants to NovaQuest as of the Effective Date, the Closing Date, and the date of each Development Payment by NovaQuest under Section 3.1(c), subject to disclosure schedules from the Company that provide updates to the covered representations and warranties hereunder that have occurred only since the Closing Date, as follows. For the sake of clarity, no disclosure schedule provided by the Company shall (i) have the effect of curing any breach of a covenant under this Agreement or (ii) limit any rights NovaQuest may have under this Agreement in the event that such disclosure schedule discloses the occurrence of a Material Adverse Event.
(a)    Organization. Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and legally permitted to perform its obligations under this Agreement in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Event.
(b)    Authorization. Company has all necessary corporate or other power, right, and authority to carry on its business as it is presently carried on by Company and as contemplated by this Agreement, to enter into, to execute and to deliver this Agreement, and to perform all of the covenants, agreements, and obligations to be performed by Company hereunder. This Agreement has been duly executed and delivered by Company and, when executed and delivered by NovaQuest, constitutes Company’s valid and binding obligation, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles.
(c)    No Conflicts. The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder does not and will not: (i) violate any provision of the organizational documents of Company; (ii) conflict with or violate any Applicable Law that applies to Company or its assets or properties; (iii) require any permit, authorization, consent, approval, exemption, or other action by, notice to, or filing with any entity or Governmental Authority (other than as expressly contemplated hereby); (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Company is a party or by which any of its properties or assets are bound; or (v) result in the creation or imposition of any Encumbrance on any part of the properties or assets of Company (including the Product Assets).
(d)    No Consent. No consent, approval, license, order, authorization, registration, declaration, or filing with or of any Person, other than Regulatory Approvals required with respect to the Product, is required by Company in connection with the execution and delivery by Company of this Agreement, the performance by Company of its obligations under this Agreement, or the consummation of any of the transactions contemplated hereby.
(e)    Product Property. Company has good and valid title to, or a valid license or other right to use, (i) all Patents listed on Schedule 7.1(e) hereto, (ii) all data, trade secrets, Product Know-How, and other intellectual property rights used by it in the research, Development, and manufacture of Product; and (iii) all other Product Assets. Company has no payment obligation, whether secured or unsecured, that is senior to, pari passu with, or has priority over Company’s payment obligations to NovaQuest under this Agreement. All of the Patents listed on Schedule 7.1(e) hereto are (A) in full force and effect and have not lapsed, expired, or otherwise terminated and (B) are, as of the Effective Date, the only Patents owned or controlled by Company that claim or Cover the Development, manufacture, use, or Commercialization of the Product. To the Company’s

knowledge, no Person claims to be an inventor under any of the Patents listed on Schedule 7.1(e) hereto who is not a named inventor thereof.
(f)    Litigation. To the Company’s knowledge, there is no action, suit, claim, proceeding, interference, reexamination, opposition, post-grant review, or investigation pending or threatened against Company or its Affiliates, at law or in equity, arbitration proceeding to which Company or any Affiliate of Company is a party or subject, or Governmental Authority inquiry pending or threatened against Company or its Affiliates, that, if adversely determined, would: (i) question or defeat the validity or enforceability of any Product IP Rights; (ii) prevent, interfere with, or delay the consummation of the transactions contemplated by this Agreement; (iii) otherwise adversely affect the Product or NovaQuest’s rights under this Agreement; or (iv) have, or reasonably be expected to result in, a Material Adverse Event.
(g)    Infringement and Intellectual Property. To the Company’s knowledge, the making, use, sale, offer for sale, or import of the Product by Company and its Affiliates, Licensees, or sublicensees does not, and will not, during the Term, infringe any Patent claim of any Third Party or misappropriate or make any unauthorized use of any other intellectual property or proprietary asset of any Third Party. To the knowledge of Company, the Patents Covering the Product are valid and enforceable and, to the Company’s knowledge, no Third Party is infringing, misappropriating, or making any unauthorized use of a Patent Covering the Product or Product Know-How. None of the Patents Covering the Product or Product Know-How is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by Company.
(h)    Material Contracts; Other Agreements. All Material Contracts to which each Responsible Party is a party as of the Effective Date are listed in Schedule 7.1(h) and are enforceable and in full force and effect. Company has provided correct and complete copies of all such Material Contracts to NovaQuest. Each Responsible Party is in compliance with and has not materially breached, materially violated, or materially defaulted under, or received written notice that it has materially breached, violated, or defaulted under any of the terms or conditions of any such Material Contract. Company is not aware of any event that has occurred or circumstance or condition that exists that would, or would reasonably be expected to, constitute such a material breach, material violation, or material default with the lapse of time, giving of notice, or both. To the knowledge of Company, the counterparty of each such Material Contract is in compliance in all material respects with the terms and conditions of such Material Contract. Other than any such Material Contract, there are no contracts, agreements, commitments, or undertakings pursuant to which any Responsible Party in-licenses or otherwise has rights under any Patent or intellectual property rights of any Third Party that are material to the Development or Commercialization of the Product. Except pursuant to the Hercules Loan, Company has not granted an Encumbrance on any of the Product Assets or Company’s payments to NovaQuest under this Agreement. Except as set forth on Schedule 7.1(h), as of the Effective Date Company has not granted any Licenses.
(i)    Certain Regulatory Matters.
(i)    Company holds all applicable approvals and authorizations from Governmental Authorities necessary for Company to conduct its business in the manner in which such business is being conducted and as contemplated hereunder with respect to the Product in the Territory, including the Development, manufacture, and testing of the Product, and all such approvals and authorizations are in good standing and in full force and effect. Company has not received any notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination, or material modification of any such approvals or authorizations.
(ii)    Company has not, with respect to the Product, knowingly made any untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or could reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.
(iii)    Company is not and has never been: (A) debarred by a Governmental Authority; (B) a party to a settlement, consent, or similar agreement with a Governmental Authority regarding the Product; or (C) charged with, or convicted of, violating Applicable Law regarding the Product.
(iv)    The Product is being and at all times has been (as applicable) developed, tested, manufactured, labeled, stored, distributed, promoted, marketed, and otherwise Commercialized in compliance in all material respects with all Applicable Laws, including, as applicable, with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security, and filing of reports.
(v)    The Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or serious adverse event. No clinical trial of the Product has been suspended, put on hold, or terminated prior to completion as a result of any action by the FDA or other Governmental Authority or voluntarily. To the knowledge of Company, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any of the foregoing events.
(vi)    Company has, with respect to the Product and Program, provided to NovaQuest true and complete copies of all pre-clinical and clinical data, reports and analysis, all material correspondence with the FDA and other Governmental Authorities, interim analysis from ongoing trials, tables from recently completed clinical trials where no clinical study report is available, and any other information that is material to the development of the Product pursuant to the Program.
(vii)    Neither Company nor its Affiliates have received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product.
(j)    Financial Condition. Company’s audited financial statements for the year ended December 31, 2018 delivered to NovaQuest fairly present, in conformity with GAAP, in all material respects Company’s financial condition and Company’s results of operations for the periods covered thereby. There has not been any material deterioration in Company’s financial condition since the date of the most recent financial statements and projections delivered to NovaQuest.

(k)    Full Disclosure. Company has delivered or provided to NovaQuest and included in the data room described in Section 5.5, true and complete copies of each agreement, contract, other document, or information that is included or referred to therein or in this Agreement or that has been requested by NovaQuest. All written statements and other writings furnished pursuant hereto, or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate in all material respects. No representation or warranty by Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein not misleading. To the knowledge of Company, there is no fact, event, or condition that materially adversely affects the Product that has not been set forth in this Agreement and the Schedules hereto.
7.2    NovaQuest’s Representations, Warranties, and Covenants. NovaQuest represents, warrants, and covenants to Company as of the Effective Date:
(a)    Organization. NovaQuest is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b)    Authorization. NovaQuest has all necessary power, right, and authority to carry on its business as it is presently carried on by NovaQuest, to enter into, execute, and deliver this Agreement and perform all of the covenants, agreements, and obligations to be performed by NovaQuest hereunder. This Agreement has been duly executed and delivered by NovaQuest and constitutes, when executed and delivered by Company, NovaQuest’s valid and binding obligation, enforceable against NovaQuest in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles.
(c)    No Conflict. Neither the execution and delivery of this Agreement nor the performance or consummation of it or the transactions contemplated hereby will (i) conflict with any Applicable Law; (ii) in any material respect, violate, conflict with, result in a material breach or violation of, or constitute a material default under any material contract, agreement, commitment, or instrument to which NovaQuest is a party or by which NovaQuest or any of its assets are bound or committed; or (iii) violate the applicable formation documents for NovaQuest.
(d)    No Consent. No consent, approval, license, order, authorization, registration, declaration, or filing with or of any Person is required by NovaQuest in connection with the execution and delivery by NovaQuest of this Agreement, the performance by it of its obligations under this Agreement, or the consummation by it of any of the transactions contemplated hereby or thereby.
(e)    Availability of Funds. NovaQuest has, and shall have at all times during the Product Funding Period, the financial ability to timely satisfy its obligations to make Development Payments hereunder.
7.3    Survival of Representations and Warranties. All representations and warranties of the Parties hereunder shall survive the applicable dates referred to in the first sentence of Section 7.1 and the first sentence of Section 7.2 for the Term plus a period of five (5) years thereafter.
7.4    Limitation of Liability; Special, Indirect and Other Losses. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND OR ANY LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT,

HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY WILL NOT APPLY TO BREACHES OF ARTICLE VI OR LIMIT OR MODIFY IN ANY WAY COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.
7.5    Liquidated Damages. COMPANY ACKNOWLEDGES THAT, WITH RESPECT TO A TERMINATION OF THE PROGRAM FOR ANY REASON OTHER THAN TECHNICAL FAILURE, NOVAQUEST’S ACTUAL DAMAGES RESULTING FROM EACH SUCH EVENT ARE DIFFICULT TO ESTIMATE AND MAY BE DIFFICULT FOR NOVAQUEST TO PROVE. ACCORDINGLY, THERE MAY BE NO ADEQUATE REMEDY AT LAW TO FULLY COMPENSATE NOVAQUEST. THEREFORE, ANY NON-TECHNICAL TERMINATION PAYMENT OR POST-PHASE III TERMINATION PAYMENT OWED BY COMPANY RESULTING FROM ITS TERMINATION OF THE PROGRAM FOR ANY REASON OTHER THAN TECHNICAL FAILURE SHALL BE DEEMED, SOLELY IN RESPECT THEREOF, LIQUIDATED DAMAGES AND NOT A PENALTY. EACH PARTY ACKNOWLEDGES THAT THE AMOUNT OF SUCH LIQUIDATED DAMAGES REPRESENTS A FAIR, REASONABLE, AND APPROPRIATE ESTIMATE OF NOVAQUEST’S ACTUAL DIRECT DAMAGES.
ARTICLE VIII
COVENANTS

8.1	Notifications.
(a)    Defaults, Termination and Litigation.
(i)    Company shall promptly (but no later than within five (5) Business Days) notify NovaQuest in writing and with reasonable detail of any actual or threatened (or any receipt of notice of any actual or threatened): (A) default or breach or anticipated default or anticipated breach by Company under this Agreement (including the failure or likely failure to pay any Milestone Installment Payment or Revenue Share Payment when due) or under any agreement related to the Program or the Commercialization of the Product; (B) suspension of compliance or performance by Company under this Agreement; or (C) termination or expiration (in part or in whole) or any material waiver or amendment of or under any contract, license, or other agreement material to the Development, manufacture, or Commercialization of the Product in the Territory.
(ii)    Company shall promptly (but no later than within ten (10) Business Days) notify NovaQuest in writing and with reasonable detail of the actual or, to the Company’s knowledge, threatened commencement of (or receipt of notice of the actual or threatened commencement of) any dispute, claim, suit, litigation, injunction, or arbitration proceeding related to (A) the Product or Product Assets or (B) contracts, licenses, or agreements material to the Development, manufacture, or Commercialization of the Product, including those disputes, claims, suits, litigation, or arbitration proceedings alleging a Third Party’s infringement or misappropriation of any of the Product IP Rights owned or licensed by a Responsible Party and those alleging a Responsible Party’s (or any of their respective Affiliates’, licensees’, or sublicensees’) infringement or misappropriation of a Third Party’s intellectual property in the making, use, sale, offer for sale, or importation of the Product, which in the case of each of clause (A) and (B) above could reasonably be expected to result in a Material Adverse Effect. Each such notification shall contain a reasonably detailed summary of the event described therein. At the request of NovaQuest, Company shall promptly discuss with NovaQuest, or provide in writing to NovaQuest, full particulars of the applicable matter.
(b)    Intellectual Property Updates.
(i)    Promptly after receipt by a Responsible Party of any notice with respect to any Governmental Authority taking final patent office action that cannot be appealed as part of the patent prosecution process under relevant patent office procedures relating to the status, validity, or change thereto, of any Patents Covering the Product, Company shall provide a complete and correct copy of each such notice to NovaQuest.
(ii)    Company shall also keep NovaQuest reasonably informed, in accordance with its obligations under ARTICLE V and at other times upon reasonable request by NovaQuest, with regard to all material developments in the status, validity, prosecution efforts, or change thereto, of any of the Product IP Rights owned, licensed, or sublicensed by a Responsible Party.
8.2    No Disposition of Rights. Notwithstanding anything to the contrary herein, without NovaQuest’s prior written consent, which shall not be unreasonably withheld or delayed, Company shall not and shall ensure that Responsible Parties do not, sell, transfer, assign, grant any License, otherwise dispose of or grant any Encumbrance in, to or under any Product Assets that are necessary or useful to the Development or Commercialization of the Product in the Territory, provided, however, that the foregoing shall not preclude or limit Company or its Affiliates from, without NovaQuest’s consent, (i) effecting any such sale, transfer, assignment, or other disposition as part of any sale of all or substantially all of the Product Assets to a Permitted Company that assumes all of Company’s obligations under this Agreement pursuant to a written assumption agreement in a form and substance acceptable to NovaQuest in its sole discretion, including by asset sale, merger, combination, sale of securities or otherwise, directly or indirectly, (ii) using, selling, or otherwise disposing of inventories of the Product in the ordinary course of business in connection with the Development or Commercialization of the Product, (iii) granting Licenses to Affiliates or Responsible Parties in the Territory or other licenses or sublicenses or other rights outside the Territory under Product Assets.
8.3    Company IP Obligations. Company shall (and shall cause each Responsible Party to):
(a)    prosecute and maintain in full force and effect all Patents Covering the Product owned or controlled by it on or after the Effective Date and all Regulatory Approvals necessary for the Development, Commercialization or manufacture of the Product in the Territory;
(b)    maintain, keep in full force and effect, and seek available patent term extensions for any such Patents referred to in Section 8.3(a);
(c)    defend any challenge to the validity, patentability, enforceability, and/or non-infringement of any such Patents referred to in Section 8.3(a), or any opposition to any such Patents referred to in Section 8.3(a);

(d)    if a Third Party is infringing such Patents referred to in Section 8.3(a), cause such infringement to cease, including by initiating legal proceedings against any Third Party infringer;
(e)    promptly provide NovaQuest with written notice of any (i) action or settlement discussions relating to any alleged, actual, or potential infringement of the Product IP Rights and (ii) damages award or settlement with respect thereto; and
(f)    maintain all material and confidential Product Know-How in confidence.
8.4    Additional Covenants and Agreements of Company.
(a)    Compliance with Law. With respect to the performance of this Agreement and the activities contemplated by this Agreement, Company shall comply, and shall cause each Responsible Party to comply, with all Applicable Laws.
(b)    Noncontravention. During the Term, Company shall not grant any right to any Affiliate or Third Party that would conflict with the rights granted to NovaQuest hereunder or enter into any agreement that would impair Company’s ability to perform its obligations under this Agreement.
(c)    Material Contracts and Licenses. Company shall comply with all terms and conditions of, and fulfill all of its obligations under, all of the Material Contracts, except for such noncompliance that could not reasonably be expected to result in a Material Adverse Event. Company shall use commercially reasonable efforts to enforce against the other party(ies) to each Material Contract all material terms and conditions thereunder except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Company shall not amend any Material Contract in any material respect or issue any waivers or consents or other approvals under any Material Contract without the prior written consent of NovaQuest (not to be unreasonably withheld or delayed), except where such amendment, waiver, or consent could not reasonably be expected to result in a Material Adverse Event. Company shall ensure that all Licenses granted after the Effective Date contain provisions that require the Licensees to notify Company of any Material Adverse Event and that allow Company to share information pertaining to the Development and Commercialization of the Product to NovaQuest as contemplated by this Agreement.
(d)    Minimum Cash Balance. Until the earlier of (i) the date on which Company has paid NovaQuest all payments due and owing under Section 4.1(a) or (ii) the date on which the sum of all payments paid by Company to NovaQuest equal [***] of the Total Funding Commitment, Company shall not permit its minimum cash balance to fall below the levels set forth below for more than thirty (30) Business Days:
(i)    [***] until the date that is six (6) months following the date on which Company submits an NDA to the FDA for the Product; and
(ii)    [***] at all times on and after the date that is six (6) months following the date on which Company submits an NDA to the FDA for the Product.
(e)    Competing Products.

(i)    During the Term, Company and its Affiliates shall not, and shall ensure that each Responsible Party shall not, directly or indirectly, at any time research, develop, market, promote, distribute, import, export, offer to sell, or sell any Competing Product.
(ii)    During the Term, NovaQuest shall not, directly or indirectly, develop or commercialize a Competing Product or provide any debt, equity, or other financing to a Third Party for the specific purpose of developing or commercializing a Competing Product. For the avoidance of doubt, NovaQuest may, without violating this Section 8.4(e)(ii):
(A)    make or hold investments in any Third Party that, at the time of such investment, is actively engaging in the development or commercialization of a Competing Product if either: (I) NovaQuest has no contractual rights to receive specific information regarding such Competing Product or participate in the decision making with respect to such Competing Product or (II) the proceeds of NovaQuest’s investment are not contractually directed toward the development or commercialization of a Competing Product; and
(B)    exercise any rights and perform any obligations under any contractual arrangement with a Third Party that was in existence on or before the Closing Date.
8.5    Interim Covenants. Except as otherwise contemplated by this Agreement, including the consummation of the transactions contemplated under the Vical Transaction, between the Effective Date and the Closing Date, unless NovaQuest otherwise provides its prior written consent, Company (a) shall conduct its operations in the ordinary course in all material respects and in a manner that will not impair its ability to perform its obligations under this Agreement; (b) shall not, without NovaQuest’s written consent, not to be unreasonably withheld, conditioned or delayed, by its own action, amend in any material respect, or waive any material right of the Company under, the Vical Merger Agreement.
8.6    Repayment of Hercules Loan. Company shall have repaid in full all outstanding amounts under the Hercules Loan in accordance with the Payoff Letter, no later than three (3) Business Days after the Closing Date.
8.7     Taxes.
(a)    Tax Treatment. The Parties agree to treat this Agreement (but for clarity, not the Warrant Agreement) for all U.S. federal and applicable state and local tax purposes as a single financial contract that is neither debt of the Company nor equity in the Company. The Parties shall file all tax and information returns consistent with the treatment set forth in this Section 8.7(a) and shall not take any position inconsistent with such treatment, except as otherwise required pursuant to a final determination within the meaning of section 1313 of the Internal Revenue Code of 1986, as amended.
(b)    Allocation of Development Payments. The Parties agree to treat [***] of the Development Payments as paid in exchange for the Warrant Agreement.
ARTICLE IX

TERM AND TERMINATION

9.1    Term of Agreement. The term of this Agreement shall commence as of the Effective Date and continue until terminated in accordance with this ARTICLE IX (the “Term”).
9.2    Material Breaches. The occurrence of any of the following events, actions, or omissions shall constitute a material breach of this Agreement by Company:
(a)    Company breaches any material representation or warranty under this Agreement or the Security Agreement between the Parties and, to the extent curable, does not cure such breach within thirty (30) calendar days after the earlier of (i) NovaQuest’s provision of notice to Company of such breach or (ii) Company’s becoming aware of such breach;
(b)    Company materially breaches any agreement, covenant, or obligation in this Agreement or the Security Agreement between the Parties, or a Responsible Party other than Company materially breaches any agreement, covenant, or obligation in this Agreement applicable to Responsible Parties, and, to the extent curable, does not cure such breach within thirty (30) calendar days after the earlier of (i) NovaQuest’s provision of notice to Company of such breach or (ii) Company’s becoming aware of such breach;
(c)    a Responsible Party terminates the Program in any material respect for any reason other than Technical Failure;
(d)    Company or any Affiliate of Company that is materially involved in the Development or Commercialization of the Product in the Territory (i) files a petition seeking to take advantage of any laws relating to bankruptcy, insolvency, reorganization, winding up, or composition for adjustment of debts; (ii) consents to, or fails to contest within sixty (60) calendar days and in appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iii) applies for, consents to, or fails to contest within sixty (60) calendar days and in appropriate manner the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property; (iv) admits in writing its inability to pay its debts as they become due; (v) makes a general assignment for the benefit of creditors; or (vi) takes any corporate action for the purpose of authorizing any of the foregoing; or
(e)    a case or other proceeding is commenced against the Company or any Affiliate of Company that is materially involved in the Development or Commercialization of the Product in the Territory in any court of competent jurisdiction seeking (i) relief under any laws relating to bankruptcy, insolvency, reorganization, winding up, or adjustment of debts or (ii) the appointment of a trustee, receiver, custodian, liquidator, or the like for a Responsible Party for all or any substantial part of its assets; and under either clause (i) or (ii) of this 9.2(d), such case or proceeding has continued without dismissal or stay for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) is entered.
9.3    Consequences of Material Breach and Uncured NovaQuest Funding Breach.
(a)    Upon the occurrence of any material breach of this Agreement by Company, including a material breach that is not cured as set forth in Section 9.2(b), NovaQuest may, without limiting any of its rights or remedies, terminate all of its remaining payment obligations under this Agreement immediately upon written notice to Company. Notwithstanding such termination by NovaQuest of its remaining payment obligations hereunder, Company’s payment obligations under

ARTICLE IV shall survive until they are fully and completely satisfied, except if and when termination should occur prior to the Closing Date. If NovaQuest provides Company such written notice of termination of its remaining payment obligations, all terms of this Agreement shall terminate except as provided in this Section 9.3 and Section 9.5.
(b)    Upon the occurrence of an Uncured NovaQuest Funding Breach, Company may, without limiting any of its rights or remedies, terminate this Agreement immediately upon written notice to NovaQuest.
9.4    Termination for Delay of Closing. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the Closing has not occurred on or before the End Date, as defined in Section 9.1 of the Vical Merger Agreement.
9.5    Survival. Notwithstanding anything to the contrary contained in this Agreement, ARTICLE IV (except in the case of a termination by the Company pursuant to Section 9.3(b) or 9.4), Section 5.2, ARTICLE VI, ARTICLE VII, Section 9.3, this Section 9.5, ARTICLE X, and ARTICLE XI shall survive the termination of this Agreement in accordance with their respective terms for any reason other than an automatic termination pursuant to Section 9.4.
ARTICLE X

INDEMNIFICATION
10.1    General Obligations. Company hereby agrees to indemnify, defend, hold harmless, and reimburse NovaQuest and its Affiliates and their respective managers, directors, officers, employees, agents, and its and their respective successors, heirs, and assigns (collectively, the “NovaQuest Indemnitees”) from and against any losses, costs, claims, damages, Liabilities, or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (each, a “Loss” and collectively, “Losses”) actually incurred by NovaQuest Indemnitees arising out of claims, suits, actions, or demands, in each case brought by a Third Party, or settlements or judgments arising therefrom (including personal injury, products liability, and intellectual property infringement or misappropriation claims) (each a “Third Party Claim”) as a result or arising out of:
(a)    a Responsible Party’s, or its or their respective agent’s or contractor’s Development, promotion, marketing, handling, manufacture, Commercialization, packaging, labeling, storage, distribution, pricing, reimbursement, transport, use, sale, or other disposition of the Product;
(b)    any material breach by a Responsible Party of a representation or warranty of a Responsible Party contained in this Agreement or in any other agreement between the Parties or the breach or default in any material respect by a Responsible Party of any covenant, agreement, or obligation of Company contained in this Agreement or in any other agreement between the Parties;
(c)    a Responsible Party’s failure to comply with Applicable Law; or
(d)    the negligence or willful misconduct related to this Agreement of a Responsible Party, or contractors or any of their respective directors, employees, or agents.

10.2    Procedures.
(a)    Notice. A NovaQuest Indemnitee seeking indemnification (the “Indemnified Party”) under Section 10.1 shall give prompt written notice to Company (the “Indemnifying Party”) of the assertion of any claim in respect of which indemnity may be sought hereunder. Such notice shall include a description of the claim and the nature and amount of the applicable Loss, to the extent known at such time. The failure of an Indemnified Party to notify the Indemnifying Party on a timely basis or provide such information as set forth above will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s failure to give such notice and then solely to the extent thereof. The Indemnified Party shall provide the Indemnifying Party with complete and correct copies of all papers and official documents received in connection with any Third Party Claims for which indemnity is sought hereunder and such other information with respect thereto as the Indemnifying Party may reasonably request. The Parties shall keep each other reasonably informed of any facts or circumstances that may be of material relevance in connection with the Loss for which indemnification is sought.
(b)    In General. The Indemnifying Party may assume the defense of any Third Party Claim for which indemnity is sought hereunder by giving written notice thereof to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party’s receipt of a notice provided pursuant to Section 10.2(a). Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, then the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.
(c)    Right to Participate in Defense. Without limiting Section 10.2(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim assumed by the Indemnifying Party and to employ counsel of its choice for such purpose. However, such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.2(b) (in which case the Indemnified Party may control the defense); or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules, or equitable principles.
(d)    Settlement. With respect to any Third Party Claim, the Indemnifying Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim, only with the prior written consent of the Indemnified Party.
(e)    Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim in respect of which indemnity is sought hereunder, the Indemnified Party shall, and shall cause each of its indemnitees to, reasonably cooperate in the defense or prosecution thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party chooses not to defend any Third Party Claim in respect of which indemnity is sought hereunder, then the

Indemnifying Party shall cooperate with the Indemnified Party in the defense or prosecution thereof, including by furnishing such records, information, and testimony, providing such witnesses and attending such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnified Party to, and reasonable retention by the Indemnifying Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnifying Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(f)    Breach by the Indemnifying Party of its Obligations. If the Indemnifying Party fails to timely (and in any event within thirty (30) calendar days) assume and diligently conduct the defense of any such Third Party Claim, then its right to defend that Third Party Claim shall terminate and the Indemnified Party may assume the defense of, and settle, such claim with counsel of its own choice and on such terms as it deems appropriate, without any obligation to obtain the consent of the Indemnifying Party.
ARTICLE XI

MISCELLANEOUS
11.1    Governing Law. This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York, without giving effect to the principles of conflicts of law thereof.
11.2    Dispute Resolution.
(a)    Subject to Section 11.3, prior to the initiation of any Arbitration between the Parties, any dispute, controversy, or claim arising under, out of, or in connection with this Agreement, including any subsequent amendments, regarding the validity, enforceability, construction, performance, or breach hereof (a “Dispute”) shall be first addressed between the Parties’ Senior Officers. Either Party shall have the right to refer a Dispute to the Parties’ Senior Officers for attempted resolution by sending a written notice to the other Party requesting the same (the “Dispute Notice”). If either Party provides a Dispute Notice, then the Senior Officer (or his or her designee) from each Party shall, by phone or in-person, discuss the Dispute in good faith, commencing within fourteen (14) calendar days after the delivery of the Dispute Notice and continuing until at least twenty-eight (28) calendar days after the delivery of the Dispute Notice.
(b)    If the two Senior Officers (or their designees) have not reached a mutually acceptable resolution to the Dispute within twenty-eight (28) calendar days after the delivery of the Dispute Notice, then the Dispute shall be resolved by final, binding arbitration conducted under the rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”), as amended from time to time, except as provided in this Section 11.2 (“Arbitration”).
(c)    Selection of Arbitrators. The Arbitration tribunal shall consist of three (3) arbitrators, which shall be selected as follows: (i) one (1) arbitrator shall be selected by Company; (ii) one (1) arbitrator shall be selected by NovaQuest; and (iii) one (1) arbitrator shall be selected by the two (2) foregoing arbitrators (each such arbitrator, an “Arbitrator”). Each of the Arbitrators shall have prior experience in the biopharmaceutical industry. No Arbitrator shall be a current or former employee, shareholder, officer, or director of, or consultant, or advisor to, or other representative of, either Party. If (A) either Party fails to select an Arbitrator within thirty (30) calendar days of the Arbitration Notice or (B) the two (2) Arbitrators selected by the Parties fail to select the third (3rd) Arbitrator within fifteen (15) calendar days after the selection of the first two (2) Arbitrators by the Parties, then, at the request of either Party, the AAA shall make such selection(s) on behalf of the Parties in accordance with the AAA Rules.
(d)    Venue and Language. The venue of the Arbitration shall be New York, New York. The Arbitration shall be conducted in English, and all foreign language documents shall be submitted in the original language and shall be accompanied by a translation into English.
(e)    Time Periods. Upon the written mutual agreement of both Parties, any time period specified in this Section 11.2 or the AAA Rules shall be extended or accelerated according to the Parties’ written mutual agreement. The Arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration.
(f)    Consolidation of Disputes. In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the Arbitration proceeding, the Arbitrators may consolidate the Arbitration proceeding with any other Arbitration proceeding relating to this Agreement. The Arbitrators shall not consolidate such Arbitrations unless they determine that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.
(g)    Costs. The costs of the Arbitration, including reasonable fees plus expenses to be paid to the Arbitrator(s) and the reasonable out-of-pocket costs (including the costs incurred for translation of the documents into English, reasonable attorneys’ and expert witness fees, and reasonable travel expenses) of the prevailing Party shall be borne by (i) the losing Party, if the Arbitrator(s) rule in favor of one Party on all disputed issues in the Arbitration and (ii) by the Parties, as allocated in writing by the Arbitrator(s) in a manner with a reasonable relationship to the outcome of the Arbitration, if the Arbitrator(s) rule in favor of one Party with respect to some issues and in favor of the other Party with respect to other issues and, in either case ((i) or (ii)), paid within thirty (30) calendar days from the final decision by the Arbitrator.
(h)    Decision to be Binding. The decision by the Arbitrators shall be final and binding on the Parties, non-reviewable and non-appealable, and judgment upon any arbitral award may be entered and enforced by any court or other judicial authority of competent jurisdiction.
(i)    Confidentiality. All Disputes under this Agreement shall be kept confidential. In any Arbitration proceeding, the Arbitrator(s) shall take all measures necessary for the protection of Confidential Information and the Product. All settlement negotiations, proceedings, and any award and any information obtained from the other Party in connection with the Arbitration shall be deemed Confidential Information subject to ARTICLE VI; provided, however, that the Parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate.

11.3    Equitable Relief. Each of the Parties hereto acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under ARTICLE VI of this Agreement. In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance for the breach or threatened breach of any provision of such ARTICLE VI from any court of competent jurisdiction.
11.4    Expenses. Except as expressly set forth herein, each Party shall be responsible for and bear all of its own costs and expenses (including any legal fees, any accountants’ fees, and any brokers’, finders’, or investment banking fees or any prior commitment in respect thereof) with regard to the negotiation and consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, each Party represents and warrants to the other that the other Party will not be liable for any brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.
11.5    Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that either Party (except as expressly set forth herein) is obligated to provide, directly or indirectly, any advice, consultations, or other services to the other Party. Neither Party shall have any responsibility for the hiring, termination, or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. This Agreement is not a partnership agreement, and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.
11.6    Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned in whole or in part by either Party, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that (i) NovaQuest may, without such consent, (a) assign or otherwise transfer this Agreement to an Affiliate of NovaQuest and (b) assign, sell, pledge, contribute, or otherwise transfer, in whole or in part, its rights to receive any payments under this Agreement, its rights to enforce such payment rights, and its rights to conduct audits or receive information and audit findings under ARTICLE V to any Person, and such Person(ii) Company may, without such consent, assign, sell, pledge, contribute or otherwise transfer this Agreement, including all of its rights and obligations to a Permitted Company in connection with a transaction, or series of related transactions, of the nature described in clause (i) of Section 8.2. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns. Any assignment or attempted assignment not in accordance with this Section 11.6 shall be null and void.
11.7    Notices. All notices, consents, waivers, requests, and other communications hereunder shall be in writing and shall be delivered in person, sent by confirmed electronic mail, sent by overnight courier (e.g., Federal Express), confirmed facsimile transmission or posted by registered or certified mail, return receipt requested, with postage prepaid, to following addresses of the Parties:
If to Company:
Brickell Biotech, Inc.
5777 Central Avenue, Suite 102
Boulder, CO 80301
Attention: Andy Sklawer
Telephone: 305-582-4657
E-mail: asklawer@brickellbio.com

with a copy to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Anna T. Pinedo
Telephone: 212-506-2275
E-mail: apinedo@mayerbrown.com

If to NovaQuest:
NovaQuest Co-Investment Fund X
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Attention: Jonathan Tunnicliffe
Telephone:
E-mail: jonathan.tunnicliffe@nqcapital.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: Daniel S. Porper
Telephone: 919-781-4000
E-mail: dporper@wyrick.com

or to such other address or addresses as NovaQuest or Company may from time to time designate by notice as provided herein. Any such notice shall be deemed given (a) when actually received when so delivered personally or by overnight courier; (b) if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout or otherwise, on the fifth (5th) calendar day after its postmarked date thereof; or (c) if sent by e-mail with acknowledgement of receipt, transmission on the date sent if such day is a Business Day or the next following Business Day if such day is not a Business Day.

11.8    Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any jurisdiction, then the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall be interpreted so as to require a Party to violate any Applicable Law.
11.9    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion.
11.10    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Security Agreement set forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties relating to the subject matter hereof and thereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth in this Agreement (including the Exhibits and Schedules hereto) and the Security Agreement. The Parties acknowledge and agree that the Parties’ respective rights and obligations with regard to the subject matter herein are enshrined in this Agreement and the Security Agreement. Any conflict or inconsistency between the main body of this Agreement, the Exhibits or Schedules and/or any other documents to be delivered pursuant hereto shall be resolved in accordance with the following order of priority: (a) main body of this Agreement; (b) Exhibits and Schedules; and (c) other documents.
11.11    Third Party Beneficiaries. Except with regard to the NovaQuest Indemnitees under ARTICLE X, all rights, benefits, and remedies under this Agreement are solely intended for the benefit of the Parties (including their permitted successors and assigns), and no Third Party (except the NovaQuest Indemnitees with regard to their rights, benefits, and remedies under ARTICLE X of this Agreement and except for the Parties’ permitted successors and assigns) shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff, or counterclaim to any action or claim brought or made by the Parties (or any of their permitted successors and assigns).
11.12    Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules, or Exhibits, such reference shall be to an Article, Section, Schedule, or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless specified otherwise, all statements of, or references to, monetary amounts in this Agreement are to U.S. Dollars. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement. Provisions that require that a Party or the Parties “agree,” “consent,” “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise. Words of any gender include the other gender, and words using the singular or plural number also include the plural or singular number, respectively. Neither Party hereto shall be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to require to be taken on the next occurring Business Day.
11.13    Amendments. This Agreement, including any attachments or Exhibits hereto, may be amended, modified, or supplemented only by a written amendment or agreement signed by an authorized officer of both NovaQuest and Company.
11.14    No Implied Licenses. Each Party acknowledges that the rights granted in this Agreement are limited to the scope expressly granted, and all other rights to each Party’s respective technologies and intellectual property rights are expressly reserved to the Party owning or controlling such technologies and intellectual property rights.
11.15    Time. Time is of the essence with respect to this Agreement and each of its provisions.
11.16    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or via e-mail in .pdf file format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
11.17    Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents, certificates, and instruments and shall perform such additional acts as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.
11.18    Remedies. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the Parties specified in this Agreement is not exclusive, and, subject to the terms of this Agreement, is cumulative. The Parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Funding Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Brickell Biotech, Inc.

By:	/s/ Robert B. Brown
Name:	Robert B. Brown
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Funding Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

NovaQuest Co-Investment Fund X, L.P.

By:	NQ POF V GP, LTD., its general partner

By:	/s/ John L. Bradley, Jr.
Name:	John L. Bradley, Jr.
Title:	Director

Exhibit A

U.S. Security Agreement

[See Exhibit 10.17]

Exhibit B

Form of Warrant Agreement

[See Exhibit 4.1]

Exhibit C

Development Plan

[***]

Exhibit D

Investment Schedule

[***]

Exhibit E

Phase III Study Protocol

[***]

Exhibit F

Form of Quarterly Report

Report Date:	Quarter/Year:	Prepared by:

Clinical Update:

Regulatory Update:

Commercial Update:

Legal Actions:

Description of Eligible Expenses	Eligible Expenses (Incurred)	Eligible Expenses (Development Budget)	Eligible Expenses (Per Prior Quarterly Invoice)	Eligible Expenses (Current Quarter Forecast)

Estimated Eligible Expenses (Per Quarter for Remainder of Development Plan)
Quarter: Amount:	Quarter: Amount:	Quarter: Amount:	Quarter: Amount:	Quarter: Amount:
Quarter: Amount:	Quarter: Amount:	Quarter: Amount:	Quarter: Amount:	Quarter: Amount:
Quarter: Amount:	Quarter: Amount:	Quarter: Amount:	Quarter: Amount:	Quarter: Amount:

Exhibit G

Sofpironium Bromide

[***]

Exhibit H

Company Bank Account Information

[***]

FIRST AMENDMENT TO FUNDING AGREEMENT

This First Amendment to Funding Agreement (this “Amendment”) is made as of August 30, 2019 (the “Effective Date”), between Brickell Biotech, Inc., a Delaware corporation with a principal place of business at 5777 Central Avenue, Suite 102, Boulder, Colorado 80301 (“Company”) and NovaQuest Co-Investment Fund X, L.P., a Delaware limited partnership, with a place of business at 4208 Six Forks Road, Suite 920 Raleigh, NC 27609 (“NovaQuest”). Company and NovaQuest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”
INTRODUCTION
A.    The Parties entered into that certain Funding Agreement, dated as of June 2, 2019 (the “Agreement”).
B.    The Parties wish to amend the Agreement as more particularly set forth below.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and in the Agreement below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Allocation of Development Payments. Section 8.7(b) of the Agreement shall be deleted in its entirety and replaced with the following:
“(b)    Allocation of Development Payments. The Parties agree to treat [***] of the Development Payments as paid in exchange for the Warrant Agreement.”
2.    Defined Terms; Section References. Capitalized terms used herein and not otherwise defined herein have the meanings (as such meaning may be modified herein, if applicable) ascribed to such terms in the Agreement. Any reference made in this Amendment to an Article, Section, clause, Exhibit or Schedule shall be to an Article, Section, clause, Exhibit or Schedule to the Agreement unless otherwise specifically indicated.
3.    Survival. To the extent not expressly amended or waived herein, the Parties hereto acknowledge and agree that the Agreement remains unchanged and in full force and effect in its entirety, which such terms are hereby ratified and confirmed.
4.    Governing Law. This Amendment shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York, without giving effect to the principles of conflicts of law thereof.
5.    Effect of Amendment. Whenever the Agreement is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Agreement as amended by this Amendment.

6.    Counterparts. This Amendment may be executed in counterparts (including by electronic transmission, including “.PDF”), each of which shall be an original and all of which taken together shall constitute one instrument.
[Signature Pages Follow]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized representatives as of the Effective Date.

Brickell Biotech, Inc.

By:	/s/ Robert B. Brown
Name:	Robert B. Brown
Title:	Chief Executive Officer

[Signature Page to First Amendment to Funding Agreement]

NovaQuest Co-Investment Fund X, L.P.

By:	NQ POF V GP, LTD., its general partner

By:	/s/ Ronald J. Wooten
Name:	Ronald J. Wooten
Title:	Director

[Signature Page to First Amendment to Funding Agreement]